EXHIBIT 4.324
AMENDMENT AGREEMENT NO. 2
dated JANUARY 14, 2011
for
SIG COMBIBLOC GMBH & CO KG
as Chargor
and
WILMINGTON TRUST (LONDON) LIMITED
as Chargee
RELATING TO A
CHARGE AND SECURITY DEPOSIT OVER BANK
ACCOUNTS AGREEMENT
DATED 4 MARCH 2010 AS AMENDED ON 27 AUGUST 2010
The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.

THIS AMENDMENT AGREEMENT (the “Agreement”) is made on January 14, 2011
BETWEEN:
(1)	SIG Combibloc GmbH & Co KG, a limited partnership organised under the laws of the Republic of Austria, having its registered seat as at the date of this Agreement in Saalfelden am Steinernen Meer, Austria, and its business address as at the date of this Agreement at Industriestrasse 3, 5760 Saalfelden, Austria, registered in the Austrian companies register (Firmenbuch) under file number FN240335 i; as chargor and depositor under this Agreement (the “Chargor”, the “Depositor”); and
(2)	Wilmington Trust (London) Limited, acting as Collateral Agent and chargee under this Agreement, acting on behalf and for the benefit of the Secured Parties (as defined below) as appointed under the First Lien Intercreditor Agreement and authorised to represent their joint and several rights in connection with this Agreement (hereinafter, with its successors, permitted transferees and permitted assigns in such capacity, referred to as the “Collateral Agent” or the “Chargee”);
(1) and (2) are together hereinafter referred to as the “Parties” and “Party” means any of them, as the context may require.
RECITALS:
(A)	The Parties hereby declare that the Charge and Security Deposit over Bank Accounts Agreement (as defined below) was originally concluded on 4 March 2010 between the Chargee and the Chargor, pursuant to both (i) a credit agreement dated 5 November 2009 (as subsequently amended) between among others Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., Closure Systems International Holdings Inc., SIG Euro Holding AG & Co KGaA, SIG Austria Holding GmbH, Closure Systems International BV, the other borrowers party thereto, the lenders from time to time parties thereto, and Credit Suisse AG (formerly known as Credit Suisse) as administrative agent (the “Credit Agreement”) and (ii) an indenture dated 5 November 2009 between Reynolds Group Escrow LLC, Reynolds Group DL Escrow Inc. and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar, as modified, amended or supplemented from time to time (the “2009 Indenture”).
(B)	In connection with the Credit Agreement and the 2009 Indenture certain parties to both of those documents have entered into a first lien intercreditor agreement dated 5 November 2009 between, among others, The Bank of New York Mellon as trustee under the 2009 Indenture, Credit Suisse AG as administrative agent and as representative under the Credit Agreement and each grantor that are parties thereto, as subsequently amended by Amendment No. 1 and Joinder Agreement dated 21 January 2010 which added the Collateral Agent as a collateral agent under the First Lien Intercreditor Agreement (the “First Lien Intercreditor Agreement”).
(C)	The parties to the Credit Agreement have entered into the amendment agreement No. 3 and incremental assumption agreement dated 30 September 2010 (the “Incremental

Assumption and Amendment Agreement”) to amend the terms of the Credit Agreement.

(D)	Pursuant to an indenture (the “2010 Secured Notes Indenture”) dated 15 October 2010 and entered into between, among others the Escrow Issuers (as defined below) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, certain secured notes (the “2010 Secured Notes”) were issued by the Escrow Issuers. On 16 November 2010 the 2010 Secured Notes were released from escrow and the obligations of the Escrow Issuers were assumed by the Issuers.

(E)	The obligations in respect of the 2010 Secured Notes Indenture and any Senior Secured Note Documents (as defined therein) were, on 16 November 2010, designated as “Additional Obligations” under, and in accordance with, section 5.02(c) of the First Lien Intercreditor Agreement (the “Secured Notes Designation”).

(F)	As a consequence of the execution of the Incremental Assumption and Amendment Agreement and the issue of the 2010 Secured Notes, the Parties agreed to amend the Charge and Security Deposit over Bank Accounts Agreement and enter into this Agreement.
IT IS AGREED as follows:
1. DEFINITIONS AND INTERPRETATION
1.1 Definitions
In this Agreement:
“Escrow Issuers” means RGHL US Escrow I LLC, RGHL US Escrow I Inc. and RGHL Escrow (Luxembourg) I S.A.
“Issuers” means Reynolds Group Issuer LLC, Reynolds Group Issuer Inc. and Reynolds Group Issuer (Luxembourg) S.A. and their respective successors in interest and assigns.
“Charge and Security Deposit over Bank Accounts Agreement” means the charge and security deposit over bank accounts agreement concluded in the form of a private deed dated 4 March 2010, as amended on 27 August 2010 between the Chargor and the Chargee.
1.2 Incorporation of defined terms
(a)	Unless a contrary indication appears, a term defined in the First Lien Intercreditor Agreement and in the Charge and Security Deposit over Bank Accounts Agreement has the same meaning in this Agreement and in any notice given under this Agreement.

(b)	The principles of construction set out in the Charge and Security Deposit over Bank Accounts Agreement shall have effect as if set out in this Agreement.

1.3 Clauses
In this Agreement any reference to a “Clause” is, unless the context otherwise requires, a reference to a Clause to this Agreement.
2. AMENDMENTS TO THE CHARGE AND SECURITY DEPOSIT OVER BANK ACCOUNTS AGREEMENT
With effect from the date of this Agreement:
(a)	The following new definitions shall be inserted in clause 1.1 (Definitions) of the Charge and Security Deposit over Bank Accounts Agreement in alphabetical order:

““2010 Secured Notes Indenture” means the indenture dated 15 October 2010, among the Escrow Issuers and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time.”
“Escrow Issuers” means RGHL US Escrow I LLC, RGHL US Escrow I Inc. and RGHL Escrow (Luxembourg) I S.A.”
(b)	The definition of “Incremental Assumption and Amendment Agreement” in clause 1.1 (Definitions) of the Charge and Security Deposit over Bank Accounts Agreement shall be replaced with the following wording:
““Incremental Assumption and Amendment Agreement” means the amendment no. 3 and incremental term loan assumption agreement dated 30 September 2010 entered into between, among others, Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., Closure Systems International Holdings Inc., SIG Euro Holding AG & Co. KGAA, SIG Austria Holding GmbH and Closure Systems International B.V. as borrowers, Reynolds Group Holdings Limited, the Guarantors from time to time party thereto (as defined therein), the Lenders from time to time party thereto, the New Incremental Term Lenders (as defined therein), the other Lenders party thereto and the Administrative Agent (as defined therein), as amended, novated, supplemented, restated or modified from time to time.”

(c)	Clause 2.1.1 (i) (Creation of the Charge) of the Charge and Security Deposit over Bank Accounts Agreement shall be replaced with the following wording:

“(i) USD 7,350,000,000 (that is seven billion three hundred and fifty million U.S. $) and EUR 780,000,000 (that is seven hundred and eighty million euro) (the “Secured Principal”); plus”
3.	CONTINUITY AND FURTHER ASSURANCE

3.1	Continuing obligations

The provisions of the Charge and Security Deposit over Bank Accounts Agreement shall, save as amended by this Agreement, continue in full force and effect.

3.2	Further assurance

The Chargor shall, at the reasonable request of the Chargee and at its own expense, do all such acts and things necessary to give effect to the amendments effected or to be effected pursuant to this Agreement.

4.	INCORPORATION OF TERMS

The provisions of clause 10 (Remedies and waivers), clause 11 (Severability), clause 17 (Notices) and clause 19 (Jurisdiction) of the Charge and Security Deposit over Bank Accounts Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Agreement” are references to this Agreement.

5.	GOVERNING LAW

This Agreement is governed by Hungarian law.

6.	RIGHTS OF THE COLLATERAL AGENT

Notwithstanding anything contained herein, the Parties agree that this Agreement shall be deemed a “Security Document” for the purposes of and as defined in the First Lien Intercreditor Agreement (and for no other purpose) and accordingly each of the protections, immunities, rights, indemnities and benefits conferred on the Collateral Agents under the Charge and Security Deposit over Bank Accounts Agreement and the First Lien Intercreditor Agreement shall continue in full force and effect and shall apply to this Agreement as if set out in full herein.

SIGNATURES
SIG Combibloc GmbH & Co KG, represented by its general partner SIG Combibloc GmbH - as Chargor

By:	/s/Pru Wyllie
Pru Wyllie

Wilmington Trust (London) Limited - as Chargee
By:	/s/Elaine Lockhart
Elaine Lockhart